Exhibit 99.2

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717-626-4721

NEWS RELEASE

For Immediate Release

INVESTOR RELATIONS CONTACT:

Carl D. Lundblad, Senior Vice President

(717) 625-6305, ir@susquehanna.net

MEDIA RELATIONS CONTACT:

Stephen Trapnell, Director of Communication Strategies

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc.

Announces Redemption of $50 Million of Trust Preferred Securities and

$125 Million of Capital Securities

LITITZ, Pa. (August 13, 2012): Susquehanna Bancshares, Inc. (“Susquehanna”) (NASDAQ: SUSQ) announced today that it has submitted a notice to the trustee for the redemption of all of the outstanding 11% Cumulative Trust Preferred Securities (CUSIP: 86910QAA8), having an aggregate liquidation amount of $50,010,000, that were issued by Susquehanna Capital II, an affiliated Delaware trust (the “Trust Preferred Securities”). Susquehanna has also submitted a notice to the trustee for the redemption of all of the outstanding 9.375% Capital Securities, Series I (NYSE: SUSQ.A)(CUSIP: 86910P201), having an aggregate liquidation amount of $125,010,000, that were issued by Susquehanna Capital I, also an affiliated Delaware trust (the “Capital Securities”).

The Trust Preferred Securities, which by their terms have a final repayment date of March 23, 2040, will be redeemed on September 17, 2012 at the full amount of $50,010,000 plus all accrued and unpaid distributions thereon to the redemption date. The Capital Securities, which by their terms have a final repayment date of December 12, 2057, will be redeemed on September 18, 2012 at the full amount of $125,010,000 plus all accrued and unpaid distributions thereon to the redemption date.

Susquehanna intends to fund these redemptions with available cash and the proceeds from its recently completed $150,000,000 offering of 5.375% Senior Notes, due 2022.

About Susquehanna

Susquehanna is a financial services holding company with assets of approximately $18 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at 260 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $7.5 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company.